Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

NEUROGENE INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(2)	Common stock, par value $0.000001 per share (“Common Stock”), to be issued under the Neurogene Inc. 2025 Inducement Plan (the “Inducement Plan”)	Rule 457(a)	500,000	$15.33	$7,665,000	$153.10 per $1,000,000	$1,173.51
Equity(3)	Common Stock, to be issued under the Neurogene Inc. 2023 Equity Incentive Plan (the “2023 Plan”)	Rule 457(a)	594,189	$15.33	$9,108,917.37	$153.10 per $1,000,000	$1,394.58
Equity(4)	Common Stock, to be issued under the Neurogene Inc. 2023 Employee Stock Purchase Plan (the “ESPP”)	Rule 457(a)	148,547	$13.03	$1,935,567.41	$153.10 per $1,000,000	$296.34
Total Offering Amounts					$18,709,484.78		$2,864.42
Total Fee Offsets							—
Net Fee Due							$2,864.42

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the Inducement Plan, the 2023 Plan, and the ESPP, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.
(2)	Represents 500,000 shares of Common Stock initially reserved for issuance under the Inducement Plan. The fee calculation is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $15.33 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 20, 2025.

(3)	The number of shares of Commons Stock represents 594,189 additional shares of Common Stock reserved for issuance under the 2023 Plan as a result of the automatic annual increase on January 1, 2025. The fee calculation is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $15.33 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 20, 2025.
(4)	The number of shares of Commons Stock represents 148,547 additional shares of Common Stock reserved for issuance under the ESPP as a result of the automatic annual increase on January 1, 2025. The fee calculation is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of a 15% discount from $15.33 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 20, 2025, such discount representing the discount offered under the ESPP.